Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE

Contact:     Derma Sciences, Inc.                    Cameron Associates
             Edward J. Quilty                        John McNamara
             President & CEO                         John@cameronassoc.com
             equilty@dermasciences.com               212-554-5485
             609-514-4744

Derma Sciences Announces Licensing Deal with Comvita

Natural Health Products Company to make Equity Investment in Derma Sciences

PRINCETON, NJ, February 14, 2006-- Derma Sciences, Inc. (OTCBB: DSCI), a
manufacturer and full line supplier of wound and skin care products, today announced that the company has entered into a long-term exclusive licensing deal with Comvita Limited, a New Zealand based natural health products company. The licensing deal, which includes patents and other intellectual property, covers the use of Comvita's Medical Manuka honey based products for the management of chronic wounds, skin tears, post operative wounds and burns.

Under the agreement, Derma Sciences will receive the exclusive manufacturing and marketing rights to the products throughout the Americas (North, Central and
South). In addition, subject only to due diligence and final documentation,
Comvita has agreed to purchase 666,666 shares of Derma Sciences common stock at
$0.75 per share upon Derma Sciences' receipt of FDA 510K approval for the manuka honey based products. The funds from the purchase of Derma Sciences shares will be used to help launch the manuka honey products in the Americas. Comvita will also have the option to purchase an additional 666,666 shares at $0.75 per share for one year from the signing of the license and an additional option to purchase two million shares at $3.00 per share for three years from the signing of the agreement.

Edward J. Quilty, President and CEO of Derma Sciences said, "We are delighted to enter into this exclusive agreement with Comvita. Comvita has a strong reputation for utilizing raw materials from natural sources and is highly regarded in the natural health products industry. Honey has been used for its healing properties for thousands of years, and the unique qualities found in manuka honey have been shown in clinical studies to be effective in the management of leg ulcers, pressure sores and post-operative conditions. It's capable of treating some of the more antibiotic resistant strains of bacteria, a significant and growing problem for hospitals."

"Access to Comvita's patented products," continued Quilty "is a significant milestone in our strategy of building a presence in Advanced Wound Care, a $900 million market. Comvita's additional planned commitment to a significant investment in Derma Sciences shares, at above current market prices, is a powerful vote of confidence in our future."

Comvita's Chief Executive Officer Brett Hewlett said, "Derma Sciences' heritage in topical nutritional wound healing fits well with our own philosophy of promoting natural products for healthcare purposes. We believe Derma Sciences, with its manufacturing capabilities, brand name and established distribution network is the perfect partner for our entry into the large and growing US professional medical market. We have the utmost confidence that Derma Sciences is ideally positioned to maximize the commercialization potential of Comvita's range of patented products"

Barry Wolfenson, Director of Marketing for Derma Sciences, said, "Exclusive access to these products greatly enhances our product portfolio, as they will fill an unmet need for combination wound healing/antimicrobial products for use in all phases of wound healing. 50% of all non-traumatic leg amputations in the
United States are due to infected diabetic ulcers, with a 5-year mortality rate ranging from 39% - 68%. With other wounds and burns there are growing concerns over antibiotic resistant super-bugs such as MRSA, and a significant percentage of these infections also prove fatal. Active manuka honey products will provide clinicians with additional resources to help reduce the risk of infection while providing optimal environments for wound healing, from the onset of the wound through to closure."

About Derma Sciences, Inc.

Derma Sciences, Inc. provides a full range of skin care; wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home care settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at
http://www.dermasciences.com.

About Comvita Ltd.

Comvita Limited is a New Zealand based publicly listed (NZX : CVT) natural health products company that produces and sells a wide range of largely bee based nonprescription health products to the international marketplace. For more information about Comvita Limited visit its home page on the Internet at
www.comvita.com.

Forward-looking Statements Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements.
Without limiting the generality of the foregoing, words such as "may," "will,"
"expect," "believe," "anticipate," "intend," "could," "estimate" or "continue"
are intended to identify forward-looking statements. Readers are cautioned, that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements Include but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission.